Exhibit 99

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O. BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	April 21, 2005

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Reports Record Setting First Quarter

➢ Earnings Per Share Up 22 Percent to Record $1.10 Per Share

➢ Net Income Before Realized Capital Gains* Per Share Up 46 Percent to Record $1.08 Per Share

➢ Property and Casualty Combined Ratio of 88.6 Percent Reflects Strong Underwriting Results

Cincinnati, Ohio, April 21, 2005 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today announced record results for the first quarter ended March 31, 2005. Net income for the quarter was a record $21.5 million, or $1.10 per share. This compares to the previous record in last year’s first quarter of $16.8 million, or $0.90 per share. (All per share amounts are on an after-tax, diluted basis.)

Net income before realized capital gains* was a record $21.0 million, or $1.08 per share for the first quarter, up 46 percent (on a per share basis) over the year ago level of $13.8 million, or $0.74 per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

John W. Hayden, Midland president and chief executive officer said, “We are delighted to deliver record setting results that are well ahead of the previous record results from last year’s first quarter. Our record results were largely driven by our strong underwriting results. Our first quarter property and casualty combined ratio was an outstanding 88.6 percent, bettering last year’s strong result of 94.3 percent by 5.7 points. Manufactured housing, in particular, had a terrific quarter but we were also pleased with the underwriting trends and results from our other specialty product lines.

“Clearly, the momentum we built in 2004 has continued into 2005. We remain keenly focused on executing our fundamental business strategies. Our consistently strong results demonstrate our deep knowledge and expertise in the specialty insurance marketplace.”

Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, Inc., specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.

The Midland Company Reports Record Setting First Quarter
April 21, 2005

Combined Ratio Solid At 88.6 Percent

For the first quarter, American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 88.6 percent, compared with 94.3 percent a year ago. This positive trend reflects solid underwriting results from manufactured housing as well as strong underwriting results in several specialty lines such as motorcycle, mortgage fire and watercraft. Excluding catastrophe losses, American Modern’s combined ratio was 86.6 percent, compared with 92.4 percent in the same period of 2004.

“We are obviously very excited about the profitability level we are seeing from manufactured housing, our largest product category. The manufactured housing combined ratio was 87.3 percent for the first quarter, an improvement of 3 percentage points from the year ago level. American Modern has long been recognized as the market leader in this line and we believe our consistently strong results underscore our expertise.”

Hayden added, “We continue to see positive underwriting trends in the motorcycle line. The combined ratio for motorcycle improved over 15 points compared to the year ago quarter, reflecting the benefit of our higher rate levels as well as our corrective underwriting actions. We continue to refine our tiered pricing for the motorcycle line to ensure we get the right rate for every risk. For the quarter, the after-tax net profit from the motorcycle line, which includes service fees and investment income, was 15 cents per share, up 50 percent from 10 cents per share last year. We remain well ahead of our original plan for motorcycle and we believe that we are on track to produce our intended full-year objective of a break-even or better underwriting result from this line.”

With respect to the previously exited commercial liability lines, Hayden added, “In the latter half of 2004, we experienced favorable loss development from these lines. I am pleased to say that the trend has continued into the first quarter of 2005 as this development favorably impacted earnings per share by approximately 5 cents in the quarter, which compares to a negative impact of 4 cents per share in last year’s first quarter.”

“Profitability continues to be our paramount goal with each of our products. We are very pleased with the underwriting results we have achieved during the first quarter. All indications are that our rates are healthy and are well aligned with the risks that we are writing, which leaves us upbeat as we look ahead to the full year 2005 and beyond,” Hayden said.

Property and Casualty Gross Written Premiums

For the first quarter, American Modern’s property and casualty gross written premiums grew 2.3 percent to $164.1 million. Hayden said, “For the first quarter, we experienced double digit growth rates in several of our less developed specialty lines categories, including excess and surplus, mortgage fire, collateral protection and recreational vehicle,” Hayden said.

The growth in property and casualty premiums was tempered by slowing premiums from manufactured housing, motorcycle and watercraft. Manufactured housing gross written premiums actually declined by 3.4 percent, to $77.9 million from $80.6 million in last year’s first quarter. Hayden said, “Manufactured housing premiums in the point of sale channel experienced mid single digit growth on a quarter over quarter basis, but we continue to experience declines in our lender business as several of our institutional partners are no longer making new manufactured housing loans. Over the last few years, we have expanded our manufactured housing gross written premiums despite these difficult conditions. We remain confident that our deep relationships and our market leadership have us well positioned to capture future growth opportunities as this market recovers.”

The Midland Company Reports Record Setting First Quarter
April 21, 2005

Hayden commented, “As we look ahead to the second quarter, we believe our growth rate could be less than that of the first quarter. This quarterly aberration is due to the fact that in the second quarter of last year we assumed a large collateral protection book of business that added $17.6 million to the gross written premiums ($13.6 million of which related to a one-time unearned premium pickup) in that quarter. For the full year, we are currently forecasting top-line growth in the low single digit range, still below our objectives, but properly reflective of our disciplined underwriting approach.”

Investment Portfolio, Book Value and Market Value Growth

The market value of Midland’s investment portfolio increased to $940.5 million at March 31, 2005, compared with $873.7 million at March 31, 2004. Net pre-tax investment income (excluding capital gains and losses) increased to $9.9 million for the first quarter compared with $8.7 million in last year’s first quarter due primarily to a higher invested asset base. The annualized pre-tax equivalent yield, on a cost basis, of American Modern’s fixed income portfolio was 5.2 percent in the first quarter of 2005 compared with 5.3 percent in the comparable prior period.

After-tax realized investment gains from Midland’s investment portfolio totaled 2 cents per share in this year’s first quarter compared with 16 cents in last year’s first quarter. Pre-tax net unrealized gains on Midland’s fixed income portfolio were $11.1 million at March 31, 2005, down from $31.3 million at March 31, 2004. Pre-tax net unrealized gains on Midland’s equity portfolio were $82.2 million at March 31, 2005, up from $81.6 million at March 31, 2004.

Midland’s shareholders’ equity increased to a record $439.7 million, or $23.31 per share, at quarter-end, up 11.2 percent from $395.4 million, or $21.10 per share, at March 31, 2004. The company’s book value per share has grown at a compound annual rate of 11.6 percent over the last 10 years.

Hayden noted that Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 1-, 5-, 10-, 15- and 20-year periods ended March 31, 2005. “We are proud of that record and believe it clearly exemplifies our fundamental value to shareholders,” he said.

Leadership Position, Positive Outlook for 2005 – Raise 2005 Full Year Guidance

“American Modern has long been recognized as a leader in the specialty insurance business,” Hayden said. “This leadership position was confirmed by the recent affirmation of the A+ (Superior) rating of our property and casualty insurance subsidiaries by A.M. Best Co. This affirmation attests to the financial strength we bring to the table.

“As we look to the remainder of 2005, our focus is clear and simple: We will continue to leverage our underwriting expertise to attain our profit objectives and improve top-line growth. While we are anticipating top-line growth for the full year in the low single digit range, we have galvanized our entire organization around improving our policyholder retention, increasing our policies in force and converting books of business from our competitors. In short, we intend to restore our track record of double digit top-line growth in the years to come, but we will not do so at the expense of profit.

“In terms of profitability guidance for the full year, we anticipate a property and casualty combined ratio, assuming normal weather, in the range of 94.5 to 96 percent for 2005, noting that weather patterns and seasonal products such as motorcycle and watercraft tend to increase the combined ratio during the second and third quarters. We also expect investment income to increase moderately given the larger base of invested assets,” he continued. “This level of underwriting profit and investment income should put us ahead of our previous expectations of net income, exclusive of capital gains and losses. In fact, we are now anticipating net income, exclusive of capital gains and losses of $2.75 to $3.00 per share for the full year.”

The Midland Company Reports Record Setting First Quarter
April 21, 2005

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 94 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

	First
	Quarter
Dollars in Millions (After-tax):	2005	2004

Net Income Before Realized Capital Gains*	$21.0	$13.8
Net Realized Capital Gains	0.5	3.0

Net Income (GAAP)	$21.5	$16.8

Per Share Amounts (After-tax, Diluted):	2005	2004

Net Income Before Realized Capital Gains*	$1.08	$0.74
Net Realized Capital Gains	0.02	0.16

Net Income (GAAP)	$1.10	$0.90

Forward Looking Statements Disclosure

Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2005 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Record Setting First Quarter
April 21, 2005

THE MIDLAND COMPANY
FINANCIAL HIGHLIGHTS

	Three-Months Ended
	March 31,
	2005	2004	% Change
Revenues	$190,366	$190,621	-0.1%

Net Income	$21,550	$16,848	27.9%

Net Income per Share (Diluted)	$1.10	$0.90	22.2%

Dividends Declared per Share	$0.05625	$0.05125	9.8%

Market Value per Share	$31.51	$24.95	26.3%

Book Value per Share	$23.31	$21.10	10.5%

Shares Outstanding	18,862	18,737

AMIG’s Property and Casualty Operations:

Direct and Assumed Written Premium	$164,070	$160,421	2.3%

Net Written Premium	$151,499	$146,472	3.4%

Combined Ratio (GAAP)	88.6%	94.3%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	86.6%	92.4%

Note:

Dollar amounts in thousands except per share data.

Unless indicated otherwise, the financial information presented above is based on GAAP.

The Midland Company Reports Record Setting First Quarter
April 21, 2005

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended
	March 31,
	2005	2004
Revenues:
Insurance:
Premiums earned	$165,591	$163,639
Net investment income	9,926	8,714
Net realized investment gains	803	4,706
Other insurance income	3,242	4,262
Transportation	10,804	9,300

Total	$190,366	$190,621

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	62,939	79,325
Commissions and other policy acquisition costs	57,702	51,693
Operating and administrative expenses	26,753	25,079
Transportation operating expenses	10,130	9,064
Interest expense	1,462	1,019

Total	$158,986	$166,180

Income Before Federal Income Tax	31,380	24,441

Provision for Federal Income Tax	9,830	7,593

Net Income	$21,550	$16,848

Basic Earnings per Common Share	$1.15	$0.93

Diluted Earnings per Common Share:	$1.10	$0.90

Dividends per Common Share	$0.05625	$0.05125

Note:	Dollar amounts in thousands except per share data.

Basic earnings per common share have been computed by dividing net income by 18,829 shares in 2005 and 18,154 shares in 2004.

Diluted earnings per common share have been computed by dividing net income by 19,508 shares in 2005 and 18,644 shares in 2004.

Certain prior year amounts have been reclassified to conform to the current year presentation.

The Midland Company Reports Record Setting First Quarter
April 21, 2005

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
ASSETS	2005	2004

Cash and Marketable Securities	$946,984	$978,296

Receivables — Net	204,370	201,705

Property, Plant and Equipment — Net	68,051	68,312

Deferred Insurance Policy Acquisition Costs	87,296	90,423

Other	26,496	25,948

Total Assets	$1,333,197	$1,364,684

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unearned Insurance Premiums	$378,852	$390,447

Insurance Loss Reserves	220,635	232,915

Long-Term Debt	82,316	82,729

Short-Term Borrowings	20,771	33,177

Deferred Federal Income Tax	39,714	47,604

Other Payables and Accruals	151,233	145,536

Shareholders’ Equity	439,676	432,276

Total Liabilities and Shareholders’ Equity	$1,333,197	$1,364,684

Note: Amounts in thousands except per share data.